SCHEDULE A

(as of April 30, 2020)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange and Ticker	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The NASDAQ Stock Market, LLC [( )]	04/30/2021
Invesco Base Metals Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The NASDAQ Stock Market, LLC [( )]	04/30/2021
Invesco Bloomberg Commodity Strategy ETF	09/25/14	[ ]	The NASDAQ Stock Market, LLC [()]	04/30/2021
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	09/25/14	11/07/14	The NASDAQ Stock Market, LLC (PDBC)	04/30/2021
Invesco Energy Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The NASDAQ Stock Market, LLC [( )]	04/30/2021

Invesco Actively Managed Exchange-Traded Fund Commodity Trust, on behalf of each Fund listed on Schedule A

By:	/s/ Daniel E. Draper
	Name:	Daniel E. Draper
	Title:	Principal Executive Officer & President

Invesco Distributors, Inc.

By:	/s/ Daniel E. Draper
	Name:	Daniel E. Draper
	Title:	Senior Vice President